SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 5, 2003

Xcel Energy Inc. (Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURES
EX-99.01 Unaudited Pro-Forma Financial Information

Item 2. Acquisition or Disposition of Assets

Since mid-2002, NRG Energy, Inc. (NRG), a former wholly owned subsidiary of Xcel Energy in the business of independent power production, has experienced severe financial difficulties, resulting primarily from lower prices for power and declining credit ratings. These financial difficulties culminated in NRG and certain of its affiliates filing, on May 14, 2003, voluntary petitions in the United States Bankruptcy Court for the Southern District of New York for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt.

NRG’s filing included its plan of reorganization and the terms of the overall settlement among NRG, Xcel Energy and members of NRG’s major creditor constituencies that provide for payments by Xcel Energy to NRG and its creditors of up to $752 million.

NRG’s creditors and the bankruptcy court approved the plan of reorganization and on Dec. 5, 2003, NRG completed reorganization and emerged from bankruptcy. As part of the reorganization, Xcel Energy completely divested its ownership interest in NRG, which in turn issued new common equity to its creditors. The other principal terms of the overall settlement include the following:

•	Xcel Energy will pay $752 million to NRG to settle all claims of NRG against Xcel Energy, and claims of NRG creditors against Xcel Energy under the NRG plan of reorganization.

-	$400 million (including $112 million payable to NRG’s bank lenders) to be paid by Feb. 22, 2004.

-	$352 million will be paid on April 30, 2004, unless at such time Xcel Energy has not received tax refunds equal to at least $352 million associated with the loss on its investment in NRG. To the extent such refunds are less than the required payments, the difference between the required payments and those refunds would be due on May 30, 2004.

-	In return for such payments, Xcel Energy received, or was granted, voluntary and involuntary releases from NRG and its creditors.

•	Xcel Energy’s exposure on any guarantees, indemnities or other credit support obligations incurred by Xcel Energy for the benefit of NRG or any NRG subsidiary was terminated or other arrangements satisfactory to Xcel Energy and NRG were made such that Xcel Energy has no further exposure and any cash collateral posted by Xcel Energy has been returned.

•	As part of the settlement, any intercompany claims of Xcel Energy against NRG or any subsidiary arising from the provision of goods or services or the honoring of any guarantee were paid in full in cash in the ordinary course except that the agreed amount of certain intercompany claims, arising or accrued as of Jan. 31, 2003, (approximately $50 million) were reduced to $10 million. The $10 million agreed amount has been satisfied with an unsecured promissory note of NRG in the principal amount of $10 million with a maturity of 30 months and an annual interest rate of 3 percent.

•	NRG and its subsidiaries will not be reconsolidated with Xcel Energy or any of its other affiliates for tax purposes at any time after their March 2001 federal tax deconsolidation (except to the extent required by state or local tax law) or treated as a party to or otherwise entitled to the benefits of any existing tax-sharing agreement with Xcel Energy. However, NRG and certain subsidiaries would continue to be treated substantially as they were under the December 2000 tax allocation agreement to the extent they remain part of a consolidated or combined state tax group that includes Xcel Energy and with respect to any adjustments to pre-March 2001 federal tax periods. Under the settlement agreement, NRG will not be entitled to any tax benefits associated with the tax loss Xcel Energy expects to recognize as a result of the cancellation of its stock in NRG on the effective date of the NRG plan of reorganization.

As of Dec. 31, 2002, NRG had consolidated assets of $10.9 billion and liabilities of $11.6 billion, including entities included in and excluded from the bankruptcy filing.

See additional information in the pro-forma financial statements filed as exhibit 99.01.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.01	Unaudited consolidated pro-forma financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

December 19, 2003

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